Exhibit 99.1
Rapid Micro Biosystems Reports Second Quarter 2023 Financial Results
Reports second quarter 2023 total revenue of $5.0 million, representing growth of 30% compared to second quarter 2022
Reaffirms full year 2023 total revenue guidance of at least $22.0 million, representing growth of approximately 30% compared to full year 2022

LOWELL, Mass., August 4, 2023 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the second quarter ended June 30, 2023.
Recent Highlights
•Second quarter total revenue (combined product and service revenue) increased 30% to $5.0 million
•Second quarter recurring revenue increased 44% to $3.6 million, including record consumable revenue
•Placed two new systems and completed validation of three new customer systems in the second quarter
•Cash, cash equivalents and investments of $113.3 million as of June 30, 2023
•Appointed Kirk Malloy, Ph.D. as Chair of the Company's Board of Directors; Dr. Malloy has more than 25 years of senior management experience in life sciences tools and diagnostics companies

"We were once again pleased with our commercial execution in both products and services during the second quarter," said Robert Spignesi, President and CEO. "We delivered 30% total revenue growth as our teams effectively navigated ongoing macroeconomic uncertainty in the period. Additionally, we achieved record consumable revenue and pull-through in the quarter, which contributed to a 44% increase in recurring revenue, demonstrating the strength of our business model."

Second Quarter Financial Results
Total revenue for the second quarter of 2023 increased 30% to $5.0 million, from $3.9 million in the second quarter of 2022. The Company placed two new Growth Direct® systems and completed the validation of three new customer systems in the second quarters of both 2023 and 2022. An increase in the cumulative number of validated customer systems and higher consumable revenue per average validated system in the period resulted in higher service contract revenue and higher consumable revenue compared to the prior year period. This also drove an increase in recurring revenue of 44% to $3.6 million, compared to $2.5 million in the second quarter last year.
Total cost of revenue was $6.9 million in the second quarter of 2023, compared to $5.1 million in the second quarter of 2022, representing an increase of 36%. The increase was primarily due to higher shipments of consumables and higher costs to support increased service activity.
Total operating expenses were $13.2 million in the second quarter of 2023, compared to $12.9 million in the second quarter of 2022.

Net loss for the second quarter of 2023 was $14.0 million, compared to $13.1 million in the second quarter of 2022. The increase was primarily due to higher costs of revenue, partially offset by higher revenue and increased interest income. Net loss per share for the second quarter of 2023 was $0.33, compared to $0.31 in the second quarter of 2022.
Cash, cash equivalents and investments were $113.3 million, which the Company continues to expect to provide a cash runway at least into 2026. The Company had no debt outstanding as of June 30, 2023.
Full Year 2023 Outlook
The Company is reaffirming its prior full year 2023 outlook for revenue of at least $22.0 million, representing growth of approximately 30%, and the placement of at least 15 systems.
Webcast Details
The Company will host a conference call before the market opens today, August 4, 2023, at 8:30 a.m. ET to discuss its second quarter 2023 financial results. The live call is accessible on the Company’s website at investors.rapidmicrobio.com and will be archived and available for replay for one year.
About Rapid Micro Biosystems
Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The Company’s flagship Growth Direct system automates and modernizes the antiquated, manual microbial quality control (“MQC”) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct system brings the quality control lab to the manufacturing floor, unlocking the power of MQC automation to deliver the faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making that customers rely on to ensure safe and consistent supply of important healthcare products. The Company is headquartered and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Lexington, Massachusetts, Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the Company on Twitter at @rapidmicrobio or on LinkedIn.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s full year 2023 revenue outlook range and expected future revenue and growth; expected placements of Growth Direct systems, anticipated timing of such placements and the impact on the Company’s revenue; the Company's expectations regarding customers capital purchasing decisions and the Company’s sales opportunities; expectations regarding the Company’s improvements in commercial execution for both products and services and enhanced sales and marketing processes; expectations regarding the impact of macroeconomic uncertainty on the Company; and the anticipated contribution of the members of the Board of Directors to the Company’s operations, strategy and growth.
In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the Company’s organizational restructuring plan, including a reduction in workforce, that may not result in the anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt the Company’s business; the Company’s significant losses since inception; the Company’s ability to meet its publicly announced guidance and other expectations about its business and operations; the Company’s limited experience in marketing and sales and the effectiveness of its sales processes; the Company’s need to develop new products and adapt to technological changes; the Company’s ability to establish and maintain its position as a leading provider of automated microbial quality control testing; the Company’s ability to maintain its manufacturing facility; risks related to third-parties; the Company’s ability to retain key management and other employees; risks related to regulatory and intellectual property matters; risks related to supply chain disruptions and the impact of inflation; risks related to the exploration of strategic alternatives; the impact of macroeconomic volatility and public health crises on the Company’s business and operations, including further delays in placements and validation of new systems; and the other important factors outlined under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 10, 2023, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of its website at investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.
Investor Contact
Michael Beaulieu, CFA
Vice President, Investor Relations and Corporate Communications
investors@rapidmicrobio.com
Media
media@rapidmicrobio.com

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Product revenue	$3,169	$2,440	$6,493	$5,003
Service revenue	1,833	1,420	3,544	3,017
Total revenue	5,002	3,860	10,037	8,020
Costs and operating expenses:
Cost of product revenue	4,689	3,235	9,670	7,593
Cost of service revenue	2,205	1,846	4,049	3,572
Research and development	3,233	2,965	6,386	6,490
Sales and marketing	3,201	3,484	6,663	6,940
General and administrative	6,728	6,404	13,195	12,498
Total costs and operating expenses	20,056	17,934	39,963	37,093
Loss from operations	(15,054)	(14,074)	(29,926)	(29,073)
Other income (expense):
Interest income, net	1,073	264	2,076	372
Other (expense) income, net	(29)	107	(40)	91
Total other income (expense), net	1,044	371	2,036	463
Loss before income taxes	(14,010)	(13,703)	(27,890)	(28,610)
Income tax expense (benefit)	6	(613)	13	(590)
Net loss	(14,016)	(13,090)	(27,903)	(28,020)
Net loss per share — basic and diluted	$(0.33)	$(0.31)	$(0.65)	$(0.66)
Weighted average common shares outstanding — basic and diluted	43,059,937	42,494,055	42,936,941	42,346,607

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$28,680	$27,064
Short-term investments	77,393	81,584
Accounts receivable	3,456	5,369
Inventory	20,940	21,187
Prepaid expenses and other current assets	2,278	3,372
Total current assets	132,747	138,576
Property and equipment, net	13,126	13,818
Right-of-use assets, net	6,585	7,063
Long-term investments	7,247	29,790
Other long-term assets	956	1,119
Restricted cash	284	284
Total assets	$160,945	$190,650
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,363	$5,428
Accrued expenses and other current liabilities	7,685	8,150
Deferred revenue	4,565	4,706
Lease liabilities, short-term	802	766
Total current liabilities	14,415	19,050
Lease liabilities, long-term	6,655	7,202
Other long-term liabilities	247	229
Total liabilities	21,317	26,481
Total stockholders’ equity	139,628	164,169
Total liabilities and stockholders’ equity	$160,945	$190,650

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Cash, Cash Equivalents and Investments
(in thousands)

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$28,680	$27,064
Short-term investments	77,393	81,584
Long-term investments	7,247	29,790
Cash, cash equivalents and investments	$113,320	$138,438